Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  July 31, 2009

Contacts:	Patrick J. Dempsey
Chairman of the Board
570- 342-8281

FIDELITY D & D BANCORP, INC. PRESIDENT AND CEO RESIGNS

Dunmore, PA — Fidelity D & D Bancorp, Inc. (OTCBB: FDBC), parent company of The Fidelity Deposit and Discount Bank, announced the resignation of Steven C. Ackmann, President and Chief Executive Officer, effective August 31, 2009.  “The Board of Directors would like to express its deep gratitude to Mr. Ackmann for his devotion and efforts to building the Company over his tenure.  He has been instrumental in our efforts to enhance shareholder value and the execution of the Company’s strategic plan.  We thank Steve for his contributions to our community and its charitable and civic organizations.  We wish him well in his future endeavors,” said Patrick J. Dempsey, Chairman of the Board of Directors.  In connection with his resignation, the Company expects to enter into a release agreement and consulting agreement with Mr. Ackmann to assist the Company during the CEO search and transition process.

A search committee comprised of the entire Board of Directors has been established to identify a new President and Chief Executive Officer.  The committee will evaluate both internal and external candidates for the position.  No timeline has been established to select a successor.  Patrick J. Dempsey, the Company’s Chairman of the Board, will serve as the Company’s interim Chief Executive Officer until the completion of the executive search process. Mr. Dempsey added, “While transition is a necessary process of every growing company, we have the utmost faith and confidence in the senior management team and employees to lead our company through this transition while continuing to execute our strategic plan and deliver quality financial services to our customers.”

About Fidelity D & D Bancorp, Inc.

Fidelity D & D Bancorp, Inc. serves Lackawanna and Luzerne Counties through The Fidelity Deposit and Discount Bank’s twelve community banking offices.  The Bank’s deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.  For more information please visit our investor relations web site located through www.bankatfidelity.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; effects of deterioration of economic conditions on customers specifically the effect on loan customers to repay loans; the effects of competition; changes in laws and regulations; industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Fidelity D & D Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC).